EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-120359, 333-64353, 333-04417, 333-28121, 333-34310, 333-34396, 333-145599, 333-143191, and 333-147827 on Form S-8, Registration Statement No. 333-44935 on Form S-4, and Registration Statement No. 333-147309 on Form S-3 of our reports dated February 27, 2008, relating to the consolidated financial statements and financial statement schedule of Fiserv, Inc. (which report includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006, as described in Note 6) and our report on the effectiveness of internal control over financial reporting, appearing in this annual report on Form 10-K for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Milwaukee, Wisconsin

February 27, 2008